Exhibit 99.1

FOR IMMEDIATE RELEASE

May 20, 2003

Contacts: Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier Karen Del Toro	(614) 480-5413 (614) 480-3077

HUNTINGTON FILES AMENDED 2002 ANNUAL REPORT ON FORM 10-K/A;
FILES 2003 FIRST QUARTER FORM 10-Q;
• Modifies Restatement Announced April 16, 2003 for Auto Lease
Accounting – Only $2.3 Billion Reclassified as Operating Leases
Rather than $3.2 Billion;
• Increases 2003 First Quarter Earnings from $0.37 to $0.38 Per Share;
• Provides 2003 Earnings Guidance of $1.48-$1.52 Per Share

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today filed its amended 2002 Annual Report on Form 10-K/A and 2003 first quarter Form 10-Q.

     Huntington had announced on April 16, 2003, its intent to restate prior period earnings resulting from the reclassification of its entire $3.2 billion portfolio of automobile leases from direct financing leases to operating leases. However, in reliance on an announcement made by the staff of the Securities and Exchange Commission (SEC) at the May 15, 2003 meeting of the Financial Accounting Standards Board Emerging Issues Task Force regarding an interpretation of Statement of Financial Accounting Standards No. 13, Accounting for Leases, Huntington added an endorsement to one of its residual value insurance policies that permits it to account for the leases insured by that policy as direct financing leases rather than operating leases. As a result, $0.9 billion of automobile leases as of December 31, 2002, as well as all future originations, are now properly accounted for as direct financing leases. The remaining $2.3 billion of auto leases as of December 31, 2002, are accounted for as operating leases with this reflected in the amended 2002 Annual Report on Form 10-K/A and 2003 first quarter Form 10-Q filed today. This action resulted in previously announced 2003 first quarter earnings being increased from $0.37 to $0.38 per share, and the cumulative negative impact of the reclassification on December 31, 2002 equity increasing from $3.2 million to $13.3 million.

     “Our ability to account for essentially all automobile leases originated since May of last year, as well as all future production, as direct financing leases is a positive development,” said Thomas Hoaglin, chairman, president, and chief executive officer. “As noted in our April 16, 2003 announcement, over the life of the lease there is no difference in cash flows or earnings whether leases are accounted for as direct financing leases or operating leases. However, operating lease accounting changes significantly how these results appear in our financial statements and some of our performance metrics. These developments now permit the $2 billion of operating leases simply to run-off over time.”

     “On April 16, 2003, we provided earnings guidance of $1.47-$1.51 per share commensurate with the restatement of our entire automobile lease portfolio to operating leases,” he continued. “Given the smaller portion of automobile leases now being reclassified to operating leases, our expectations for 2003 full-year earnings are $1.48-$1.52 per share.”

Additional Information Available

     Full details of the restatement are included in the amended 2002 Annual Report on Form 10-K/A and 2003 first quarter report on Form 10-Q, which may be viewed or downloaded from the investor relations pages of Huntington’s web site www.huntington.com. In addition, the company has updated the slides used during its 2003 first quarter conference call on April 16, 2003, to reflect this restatement. These slides, dated May 20, 2003, may be viewed or downloaded in PDF format after 6:00p.m. EDT today from the investor relations pages of Huntington’s web site www.huntington.com..

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K/A for the year ended December 31, 2002, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 850 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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